As filed with the Securities and Exchange Commission on June 3, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MERCURY GENERAL CORPORATION

(Exact name of registrant as specified in its charter)

California	95-221-1612
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4484 Wilshire Boulevard

Los Angeles, California 90010

(Address of principal executive offices) (Zip Code)

Mercury General Corporation 2005 Equity Incentive Award Plan

(Full title of the Plans)

Theodore R. Stalick

Vice President and Chief Financial Officer

MERCURY GENERAL CORPORATION

4484 Wilshire Boulevard

Los Angeles, California 90010

(Name and address of agent for service)

(323) 937-1060

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, without par value	5,400,000 shares	$54.81	(2)	$295,974,000	$34,837

(1)	Represents shares issuable under the Mercury General Corporation 2005 Equity Incentive Award Plan. This Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the Mercury General Corporation 2005 Equity Incentive Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Calculated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high ($55.20) and low ($54.42) selling prices per share of the Registrant’s Common Stock on May 31, 2005, as reported by the New York Stock Exchange, or $54.81.
(3)	Calculated at a rate of $117.70 per $1,000,000 pursuant to SEC Fee Rate Advisory #6 for Fiscal Year 2005.

PART I

Item 1. Plan Information

Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8. The documents containing the information specified in this item have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8. The documents containing the information specified in this item have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference

Mercury General Corporation (the “Company” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

A.	The Company’s annual report on Form 10-K filed with the Commission on March 14, 2005 for the year ended December 31, 2004;

B.	The Company’s quarterly report on Form 10-Q filed with the Commission on May 6, 2005 for the quarter ended March 31, 2005;

C.	The Company’s current reports on Form 8-K filed with the Commission on January 24, 2005, February 3, 2005, February 7, 2005, April 22, 2005, May 2, 2005 and May 16, 2005; and

D.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 0-3681) filed with the Commission on December 13, 1985, including any subsequently filed amendments and reports updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement (other than information furnished under either 2.02 or 7.01 of any current report on Form 8-K) and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The Company’s Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that indemnification for liability for monetary damages incurred by the Company’s directors, officers and other agents shall be allowed, subject to certain limitations, in excess of the indemnification otherwise permissible under California law. In addition, the Company has indemnification agreements with each of the Company’s directors that provide for indemnification for monetary damages to the fullest extent permissible under California law. The Company maintains liability insurance and is also insured against loss for which the Company may be required or permitted by law to indemnify the Company’s directors and officers for the Company’s related acts.

The Company’s directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in their capacities as directors and/or officers and against which they cannot be indemnified by the Company.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Number	Exhibit
3.1(1)	Articles of Incorporation of the Company, as amended to date.

3.2(2)	By-laws of the Company, as amended to date.

5.1	Opinion and Consent of Latham & Watkins LLP as to the legality of the issuance of Common Stock offered hereby.

10.1(3)	Mercury General Corporation 2005 Equity Incentive Award Plan.

15.1	Letter of KPMG LLP, Independent Registered Public Accounting Firm regarding unaudited interim financial information.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

(1)	Incorporated herein by reference to Exhibit 3.1 of Registrant’s Form 10-K for the fiscal year ended December 31, 1997.
(2)	Incorporated herein by reference to Exhibit 3.2 of Registrant’s Form 10-K for the fiscal year ended December 31, 2004.
(3)	Incorporated herein by reference to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-12257) filed with the Securities and Exchange Commission on April 5, 2005.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 31st day of May, 2005.

MERCURY GENERAL CORPORATION

By:	/S/ THEODORE R. STALICK
Theodore R. Stalick
Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

Each person whose signature appears below does hereby constitute and appoint George Joseph, Gabriel Tirador and Theodore R. Stalick, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agents to act for him in his name, place and stead, in any and all capacities, to sign a registration statement on Form S-8 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ GEORGE JOSEPH	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 31, 2005
George Joseph

/s/ GABRIEL TIRADOR	President, Chief Operating Officer and Director	May 31, 2005
Gabriel Tirador

/s/ THEODORE R. STALICK	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 31, 2005
Theodore R. Stalick

/s/ NATHAN BESSIN	Director	May 31, 2005
Nathan Bessin

Signature	Title	Date
/s/ BRUCE A. BUNNER	Director	May 31, 2005
Bruce A. Bunner

Director
Michael D. Curtius

Director
Richard E. Grayson

Director
Charles McClung

/s/ DONALD P. NEWELL	Director	May 31, 2005
Donald P. Newell

/s/ DONALD R. SPUEHLER	Director	May 31, 2005
Donald R. Spuehler

EXHIBIT INDEX

Exhibit Number	Exhibit
3.1(1)	Articles of Incorporation of the Company, as amended to date.

3.2(2)	By-laws of the Company, as amended to date.

5.1	Opinion and Consent of Latham & Watkins LLP as to the legality of the issuance of Common Stock offered hereby.

10.1(3)	Mercury General Corporation 2005 Equity Incentive Award Plan.

15.1	Letter of KPMG LLP, Independent Registered Public Accounting Firm regarding unaudited interim financial information.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

(1)	Incorporated herein by reference to Exhibit 3.1 of Registrant’s Form 10-K for the fiscal year ended December 31, 1997.
(2)	Incorporated herein by reference to Exhibit 3.2 of Registrant’s Form 10-K for the fiscal year ended December 31, 2004.
(3)	Incorporated herein by reference to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-12257) filed with the Securities and Exchange Commission on April 5, 2005.